榕鋼控股有限公司
YKGI HOLDINGS BERHAD
(COMPANY NO. 032939 - U)
VISION : Preferred value-added coated steel and building materials group by 2020

GST Reg. No. : 000880951296

YK2-FM-PUR-002
DATE • 05 • 04 • 2017
REV • 3

Mr. Ali Kasa
President,
Anvia Holdings Corporation,
Level 9, 127 Creek Street,
4000, Brisbane, QLD,
Australia,

May 30, 2017

RE: Appointment of Anvia Holdings Corporation as distributor of YKGI Holdings Bhd

Dear Mr. Kasa,

We are pleased to appoint Anvia Holdings Corporation as global online and offline distributor of roofing products.

YKGI marketing team shall ensure that our products meet major technical requirements in key markets. Anvia shall provide the required technical specifications required.

As part of partner support YKGI shall provide printed and electronic brochures, digital and printed catalogues with technical specifications for all products.

YKGI Holdings Bhd shall pay 2.5% revenue share to Anvia Holdings Corporation for revenues it generates from its network of tradesmen. The payment is payable within 40 calendar days upon receiving the invoice. The invoices should be received monthly on or before 20th calendar day of each month.

This appointment has no time limitations but it is restricted to territories outside west Malaysia.

There shall be periodical review to this engagement to align our efforts and marketing strategies for mutual benefits.

Looking forward to working with Anvia to make this a successful collaboration.

Best Regards,

Victor Hii,
Managing Director